Exhibit 2







                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                           HUDSON GENERAL CORPORATION

                                       AND

                             RIVER ACQUISITION CORP.

                                   DATED AS OF

                                NOVEMBER 22, 1998











NYFS10...:\80\57780\0003\1948\AGR9038U.48K

                            TABLE OF CONTENTS


                                ARTICLE I
                                THE MERGER

      SECTION 1.01.  The Merger......................................  1
      SECTION 1.02.  Effective Time..................................  2
      SECTION 1.03.  Effects of the Merger...........................  2
      SECTION 1.04.  Certificate of Incorporation....................  2
      SECTION 1.05.  Bylaws..........................................  2
      SECTION 1.06.  Directors and Officers..........................  2

                               ARTICLE II
           CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 2.01.  Conversion of Securities........................  3
      SECTION 2.02.  Exchange of Certificates and Cash...............  3
      SECTION 2.03.  Stock Transfer Books............................  6
      SECTION 2.04.  Stock Options; Payment Rights...................  6
      SECTION 2.05.  Dissenting Shares...............................  6

                               ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      SECTION 3.01.  Organization and Qualifications; Subsidiaries...  7
      SECTION 3.02.  Certificate of Incorporation and Bylaws.........  8
      SECTION 3.03.  Capitalization..................................  8
      SECTION 3.04.  Authority Relative to This Agreement............  8
      SECTION 3.05.  No Conflict; Required Filings and Consents......  9
      SECTION 3.06.  Opinion of Financial Advisor.................... 10
      SECTION 3.07.  Board Approval.................................. 10
      SECTION 3.08.  Brokers......................................... 10

                               ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF MERGER SUB

      SECTION 4.01.  Organization and Qualification.................. 11
      SECTION 4.02.  Authority Relative to This Agreement............ 11
      SECTION 4.03.  No Conflict; Required Filings and Consents...... 12



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      SECTION 4.04.  Brokers......................................... 12
      SECTION 4.05.  Financing....................................... 13
      SECTION 4.06.  Capitalization of Merger Sub.................... 13
      SECTION 4.07.  Investigation by Merger Sub..................... 13

                                ARTICLE V
                 CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.01.  Conduct of Business by the Company Pending the
                      Merger......................................... 14

                               ARTICLE VI
                          ADDITIONAL COVENANTS

      SECTION 6.01.  Access to Information; Confidentiality.......... 15
      SECTION 6.02.  Proxy Statement; Schedule 13E-3................. 15
      SECTION 6.03.  Action by Stockholders.......................... 16
      SECTION 6.04.  No Solicitation................................. 17
      SECTION 6.05.  Directors' and Officers' Insurance and
                       Indemnification............................... 18
      SECTION 6.06.  Further Action; Best Efforts.................... 20
      SECTION 6.07.  Public Announcements............................ 21
      SECTION 6.08.  Conveyance Taxes................................ 21
      SECTION 6.09.  Employee Benefits............................... 21
      SECTION 6.10.  Commitment Letter Notices....................... 22
      SECTION 6.11.  Knowledge of Breach............................. 22

                               ARTICLE VII
                           CLOSING CONDITIONS

      SECTION 7.01.  Conditions to Obligations of Each Party to
                      Effect the Merger.............................. 22
      SECTION 7.02.  Additional Conditions to Obligations of
                      Merger Sub..................................... 23
      SECTION 7.03.  Additional Conditions to Obligations of the
                      Company........................................ 24

                              ARTICLE VIII
                    TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.01.  Termination..................................... 24
      SECTION 8.02.  Effect of Termination........................... 26
      SECTION 8.03.  Amendment....................................... 26


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      SECTION 8.04.  Waiver.......................................... 26
      SECTION 8.05.  Fees, Expenses and Other Payments............... 26

                               ARTICLE IX
                           GENERAL PROVISIONS

      SECTION 9.01.  Effectiveness of Representations, Warranties and
                      Agreements..................................... 27
      SECTION 9.02.  Notices......................................... 27
      SECTION 9.03.  Certain Definitions............................. 28
      SECTION 9.04.  Headings........................................ 29
      SECTION 9.05.  Severability.................................... 29
      SECTION 9.06.  Entire Agreement................................ 30
      SECTION 9.07.  Assignment...................................... 30
      SECTION 9.08.  Parties in Interest............................. 30
      SECTION 9.09.  Governing Law................................... 30
      SECTION 9.10.  Submission to Jurisdiction; Waivers............. 30
      SECTION 9.11.  Enforcement of this Agreement................... 31
      SECTION 9.12.  Counterparts.................................... 31




Annex A Commitment Letter











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                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of November 22, 1998 (the "Agreement"), between HUDSON GENERAL CORPORATION, a Delaware corporation (the "Company"), and RIVER ACQUISITION CORP., a Delaware corporation (the "Merger Sub").

                              W I T N E S S E T H:

      WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub will merge with and into the Company (the "Merger") pursuant to which each outstanding share of common stock, par value $1.00 per share, of the Company (the "Common Stock" other than shares owned by Merger Sub), shall be converted into the right to receive $57.25 in cash per share of Common Stock, as more fully set forth herein;

      WHEREAS, the Board of Directors of the Company, based on the unanimous recommendation of the Special Committee (as defined in Section 3.07), has determined that the Merger is fair to and in the best interests of the Company and its stockholders (other than Merger Sub and its affiliates and members of the Management Group (as defined in Section 9.03)) and has approved this Agreement, the Merger and the other transactions contemplated hereby and has recommended approval and adoption of this Agreement by the stockholders of the Company.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

      SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. Following the Merger, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").




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      SECTION 1.02. Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and by making any related filings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and as is specified in the Certificate of Merger (the "Effective Time" or the "Closing").

      SECTION 1.03. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.04. Certificate of Incorporation. The certificate of incorporation of the Company immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Surviving Certificate") until thereafter amended in accordance with the DGCL.

      SECTION 1.05. Bylaws. The bylaws of Merger Sub immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the Surviving Certificate and the DGCL.

      SECTION 1.06. Directors and Officers. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.



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                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

      (a) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.01(b) and any Dissenting Shares (as defined below)) shall be converted into the right to receive $57.25 in cash, without interest (the "Merger Consideration"). At the Effective Time, each share of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such share (other than shares to be canceled pursuant to Section 2.01(b) and any Dissenting Shares) shall thereafter represent only the right to receive, upon the surrender of such certificate in accordance with the provisions of
Section 2.02, an amount in cash per share equal to the Merger Consideration. The holders of such certificates previously evidencing such shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided herein or by law.

      (b) Each share of capital stock of the Company (i) held in the treasury of the Company or by any wholly owned subsidiary of the Company or (ii) owned by Merger Sub or any of its subsidiaries shall automatically be canceled, retired and cease to exist without any conversion thereof and no payment shall be made with respect thereto.

      (c) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      SECTION 2.02. Exchange of Certificates and Cash. (a) Exchange Agent. On or before the Closing Date, Merger Sub shall enter into an agreement providing for the matters set forth in this Section 2.02 (the "Exchange Agent Agreement") with a bank or trust company selected by Merger Sub and reasonably acceptable to the Company (the "Exchange Agent"), authorizing such Exchange Agent to act as Exchange Agent in connection with the Merger. Immediately prior to the Effective Time, Merger Sub shall deposit or shall cause to be



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deposited with or for the account of the Exchange Agent, for the benefit of the holders of shares of Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 2.01(b)), an amount in cash equal to the Merger Consideration payable pursuant to Section 2.01(a) (such cash funds are hereafter referred to as the "Exchange Fund").

      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Merger Sub will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 2.01(b)) (the "Certificates"), (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Merger Sub may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Merger Sub, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the "Transmittal Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of shares of Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares of Common Stock is presented to the Exchange Agent and is properly endorsed or otherwise in proper form for transfer. The signature on the Certificate or any related stock power must be properly guaranteed and the person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Exchange Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on such Merger Consideration. Until surrendered in accordance with this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only


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the right to receive, upon such surrender, the Merger Consideration for each share of Common Stock formerly represented by such Certificate. The Exchange Fund shall not be used for any purpose other than as set forth in this Article
II. Any interest, dividends or other income earned on the investment of cash held in the Exchange Fund shall be for the account of the Surviving Corporation.

      (c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Common Stock for one year following the Effective Time shall be delivered to the Surviving Corporation, upon demand. Any holders of Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

      (d) No Liability. None of Merger Sub, the Surviving Corporation or the Company shall be liable to any holder of shares of Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (e) Withholding Rights. The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

      (f) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Common Stock shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity against any claim that may be made against Merger Sub or the Exchange Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Exchange Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.



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      SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company. Any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason at or after the Effective Time shall be exchanged for the Merger Consideration pursuant to the terms hereof.

      SECTION 2.04. Stock Options; Payment Rights. (a) Subject to Sections 2.04(b) and 2.04(c), each Option (as defined below) other than any Options held by Merger Sub which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled and the Company Option Plans (as defined below) shall be assumed by the Surviving Corporation, in each case at and as of the Effective Time, and each holder of such canceled Options shall be paid by the Surviving Corporation as soon as practicable, but in any event within five days after the Effective Time, for each such Option, an amount determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Option by (ii) the number of shares issuable upon exercise of such Option, subject to any required withholding of taxes.

      (b) Prior to the Effective Time, the Company shall use its best efforts to
(i) obtain any consents from holders of the Options and (ii) make any amendments to the terms of the Company Option Plans and any Options granted thereunder that, in the case of either (i) or (ii) are necessary or appropriate to give effect to the transactions contemplated by this Section 2.04.

      (c) In lieu of the cancellation of Options referred to in Section 2.04(a) hereof, prior to the Effective Time Merger Sub may, with the consent of the Com pany (which consent will not be unreasonably withheld), enter into mutually acceptable arrangements with any holder of Options providing that such holder's Options will be treated in a manner other than as provided in Section 2.04(a); provided, however, that in no event will such holder be paid at the Effective Time an amount in cash in excess of the amount such holder would have received had such holder's Options been cancelled in accordance with Section 2.04(a).

      SECTION 2.05. Dissenting Shares. (a) Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders (i) who shall not have voted in favor of adoption of this Agreement and (ii) who shall be entitled to and shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into or represent the right to receive



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the Merger Consideration unless such stockholders fail to perfect, withdraw or otherwise lose their right to appraisal. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of the DGCL. If, after the Effective Time, any such stockholder fails to perfect, withdraws or loses its right to appraisal, such shares of Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Common Stock in the manner set forth in
Section 2.02.

      (b) The Company shall give Merger Sub prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and relating thereto. Merger Sub shall direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


      The Company hereby represents and warrants to Merger Sub that:

      SECTION 3.01. Organization and Qualifications; Subsidiaries. The Company and each significant subsidiary of the Company (a "Company Subsidiary") within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing would not have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that


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would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (a "Company Material Adverse Effect").

      SECTION 3.02. Certificate of Incorporation and Bylaws. Merger Sub has been given access by the Company to a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

      SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 7,000,000 shares of Common Stock and 100,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). As of October 31, 1998,
(a) 1,744,949 shares of Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable; (b) no shares of Preferred Stock were issued and outstanding and no action had been taken by the Board of Directors of the Company with respect to the designation of the rights and preferences of any series of Preferred Stock; (c) 37,100 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options (the "Options") granted pursuant to the Company's 1981 Non-Qualified Stock Option and Stock Appreciation Rights Plan and 1981 Incentive Stock Option and Stock Appreciation Rights Plan (collectively, the "Company Option Plans"); (d) 357,311 shares of Common Stock and no shares of Preferred Stock were held in the treasury of the Company; (e) no Company Subsidiary owns any shares of the Company's capital stock; and (f) there are no securities of any Company Subsidiary outstanding which are convertible into or exercisable or exchangeable for capital stock of the Company. Except as set forth above, no shares of capital stock or other voting securities of the Company have been issued, are reserved for issuance or are outstanding. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

      SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the



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Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by the holders of (x) a majority of the aggregate voting power of the issued and outstanding shares of Common Stock and (y) a majority of the aggregate voting power of the issued and outstanding shares of Common Stock not owned by Merger Sub or the members of the Management Group, (such votes being collectively referred to as the "Company Stockholder Approval"), and the filing and recordation of appropriate merger documents as required by, and in accordance with, the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

      SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the perfor mance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Company's Restated Certificate of Incorporation, as amended to the date hereof (the "Company Charter"), or its by-laws, or the certificate of incorporation, by-laws or other equivalent organizational documents of any Company Subsidiary or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences which (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (B) would not, individually or in the aggregate, have a Company Material Adverse Effect.

      (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) any applicable requirements of the


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Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"),
(B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (C) the filing and recordation of appropriate merger and similar documents as required by the DGCL, (D) filings under the rules and regulations of the American Stock Exchange, Inc. and (E) filings and consents under any applicable foreign laws, including, without limitation, the antitrust laws or laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade and any filings and consents which may be required by any foreign environmental, health or safety laws or regulations pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (y) would not, individually or in the aggregate, have a Company Material Adverse Effect.

      SECTION 3.06. Opinion of Financial Advisor. Allen & Company Incorporated has delivered to the Special Committee (as defined below) its opinion substantially to the effect that, as of the date hereof, the consideration to be received by the stockholders of the Company (other than Merger Sub and its affiliates and members of the Management Group) pursuant to the Merger is fair to such stockholders from a financial point of view.

      SECTION 3.07. Board Approval. The Board of Directors of the Company, based on the unanimous recommendation of the Special Committee of the Board of Directors of the Company (the "Special Committee"), at a meeting duly called and held and at which a quorum was present and voting, unanimously (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company's stockholders (other than Merger Sub and its affiliates and members of the Management Group), (b) approved this Agreement, the Merger and the other transactions contemplated hereby, and (c) resolved to recommend approval and adoption of this Agreement by the Company's stockholders.

      SECTION 3.08. Brokers. No broker, finder or investment banker (other than Allen & Company Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the



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
other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

      Merger Sub hereby makes to the Company the representations and warranties set forth below:

      SECTION 4.01. Organization and Qualification. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Merger Sub and its subsidiaries, taken as a whole ("Merger Sub Material Adverse Effect").

      SECTION 4.02. Authority Relative to This Agreement. Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

      SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Merger Sub do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws of Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which (x) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect, or (y) would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect.

      (b) The execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements, if any, of the Exchange Act, the Securities Act and state takeover laws, (B) the pre-merger notification requirements of the HSR Act and (C) filing and recordation of appropriate merger and similar documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (x) prevent or delay consummation of the Merger in any material respect or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect, or (y) would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect.

      SECTION 4.04. Brokers. No broker, finder or investment banker (other than Lazard Freres & Co. LLC ("Lazard") and BancBoston Robertson Stephens Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Merger Sub or the members of the Management Group.

      SECTION 4.05. Financing. Merger Sub has delivered to the Company a true and complete copy of a letter (the "Commitment Letter") executed by BankBoston, N.A., European American Bank, The Chase Manhattan Bank, and BancBoston Robertson Stephens Inc. describing the sources of financing for the transactions contemplated by this Agreement. The amount provided pursuant to the Commitment Letter will be sufficient to provide the funds required by Merger Sub to pay the Merger Consideration pursuant to this Agreement and to pay all fees and expenses required to be paid by Merger Sub in connection with the consummation of the transactions contemplated by this Agreement. Merger Sub agrees to use its best efforts to obtain the financing on the terms contemplated by the Commitment Letter.

      SECTION 4.06. Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share ("Merger Sub Common Stock"). As of the date hereof, 200 shares of Merger Sub Common Stock are outstanding, all of which were validly issued, fully paid and nonassessable. Schedule 4.06 sets forth the ownership of the outstanding shares of Merger Sub as of the date hereof.

      SECTION 4.07.  Investigation by Merger Sub.  Merger Sub:

      (a) acknowledges that, except as set forth in this Agreement, none of the Company, any Company Subsidiary or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Merger Sub or the members of the Management Group or their agents, representatives or financing sources prior to the execution of this Agreement; and

      (b) agrees that, to the fullest extent permitted by law except as provided by this Agreement, none of the Company, any Company Subsidiary or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Merger Sub on any basis (including without limitation in contract, tort or otherwise) based upon any information provided or made available, or statement made to Merger Sub or the members of the Management Group prior to the execution of this Agreement.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Merger Sub shall have consented (which consent shall not be unreasonably withheld), neither the Company nor any Company Subsidiary shall:

      (a) conduct its business in any manner other than in the ordinary course of business consistent with past practice;

      (b) amend or propose to amend its certificate of incorporation or by-laws;

      (c) authorize for issuance, issue, grant, sell, pledge, redeem or acquire for value any of its or their securities, including options, warrants, commitments, stock appreciation rights, subscriptions, rights to purchase or otherwise (other than the issuance of equity securities upon the conversion of outstanding convertible securities or in connection with any dividend reinvestment plan or any Benefit Plan with an employee stock fund or employee stock ownership plan feature, consistent with applicable securities laws, or the exercise of options or warrants outstanding as of the date of this Agreement and in accordance with the terms of such options or warrants in effect on the date of this Agreement);

      (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock or other equity interests, except for (i) the regular semi-annual dividends of $.50 per share which shall be paid consistent with past practice and (ii) dividends and other distributions declared and paid by a Company Subsidiary only to the Company (and also to LAGS (USA) Inc. in the case of Hudson General LLC), or subdivide, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

      (e) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including tax accounting policies and procedures);

      (f) take any action that would, or could reasonably be expected to result in, any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied; or

      (g) authorize any of, or commit or agree to take any of, the foregoing actions.


                                   ARTICLE VI

                              ADDITIONAL COVENANTS

      SECTION 6.01. Access to Information; Confidentiality. From the date hereof to the Effective Time, the Company shall (and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Com pany and each of the Company Subsidiaries to) afford the officers, employees and agents of Merger Sub (the "Merger Sub Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such Merger Sub Representatives with all financial, operating and other data and information as may from time to time be reasonably requested. Merger Sub agrees to be bound by the terms of the Confidentiality Agreement, dated as of June 29, 1998, between the Company and Jay B. Langner (the "Confidentiality Agreement").

      SECTION 6.02. Proxy Statement; Schedule 13E-3. (a) As soon as practicable after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement, in form and substance reasonably satisfactory to Merger Sub, relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). Merger Sub shall furnish to the Company such information concerning itself as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Proxy Statement will comply in all material respects with applicable federal securities laws, except that no representation is made by the Company with respect to information supplied by Merger Sub for inclusion in the Proxy Statement. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the opinion of Allen & Company Incorporated referred to in Section 3.06 hereof.

      (b) The information provided by each of the Company and Merger Sub for use in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company or (ii) the time of the Company stockholders' meeting contemplated by such Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to any party hereto, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the Company and Merger Sub thereof and take appropriate action in respect thereof.

      (c) As soon as practicable after the date of this Agreement, Merger Sub, members of the Management Group and the Company shall file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 ("Schedule 13E-3"), with respect to the Merger. Each of the parties hereto agrees to use its reasonable best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the
Schedule 13E-3. The information provided by each of the Company and Merger Sub for use in the Schedule 13E-3 shall not, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the
Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading.

      SECTION 6.03. Action by Stockholders. Except as otherwise required by the fiduciary duties of the Board of Directors of the Company (as determined in good faith by the Special Committee after consulting with its outside legal counsel):
(a) the Company, acting through its Board of Directors, shall, in accordance with applicable law, the Company Charter and the Company's bylaws, duly call, give notice of, convene and hold a special meeting of stockholders (the "Company Stockholders' Meeting") as soon as practicable after the date of this Agreement for the purpose of adopting this Agreement and (b) the Company will, through the Board of Directors based on the recommendation of the Special Committee, (i) recommend to its stockholders the adoption of this Agreement, and (ii) use its best efforts to obtain the Company Stockholder Approval. Merger Sub shall vote all shares of Common Stock owned by it in favor of the adoption of this Agreement.

      SECTION 6.04. No Solicitation. The Company shall not, and shall not authorize or permit any of its officers, directors, employees or agents to directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Merger Sub, any of its affiliates or representatives) (collectively, a "Person") concerning any merger, consolidation, tender offer, exchange offer, sale of all or substantially all of the Company's assets, sale of shares of capital stock or similar business combination transaction involving the Company or any principal operating or business unit of the Company or its Subsidiaries (an "Acquisition Proposal"). Notwithstanding the foregoing, (i) if the Company or the Special Committee receives an unsolicited, written indication of a willingness to make an Acquisition Proposal at a price per share which the Special Committee reasonably concludes is in excess of the Merger Consideration from any Person and if the Special Committee reasonably concludes, based upon advice of its financial advisor, that the Person delivering such indication is capable of consummating such an Acquisition Proposal (based upon, among other things, the availability of financing and the capacity to obtain financing, the expectation of receipt of required antitrust and other regulatory approvals and the identity and background of such Person), then the Company or the Special Committee may, directly or indirectly, provide access to or furnish or cause to be furnished information concerning the Company's business, properties or assets to any such Person pursuant to an appropriate confidentiality agreement and the Company or the Special Committee may engage in discussions related thereto, and (ii) the Company or the Special Committee may participate in and engage in discussions and negotiations with any Person meeting the requirement set forth in clause (i) above in response to a written Acquisition Proposal if the Special Committee concludes, upon advice of its legal counsel, that the failure to engage in such discussions or negotiations would be inconsistent with the Special Committee's (and the Board's) fiduciary duties to the Company's stockholders under applicable law. In the event that, after the Company has received a written Acquisition Proposal (without breaching its obligations under clause (i) or (ii) above) but prior to obtaining the Company Stockholder Approval of the Merger, the Special Committee determines, in good faith and upon advice of its financial advisor and legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Special Committee may do any or all of the following: (x) withdraw or modify the Board of Directors' approval or recommendation of the Merger or this Agreement,
(y) approve or recommend an Acquisition Proposal and (z) terminate this Agreement. Furthermore, nothing contained in this Section 6.04 shall prohibit the Company or its Board of Directors, upon the recommendation of the Special Committee, from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or otherwise which, in the judgment of the Special Committee upon advice of legal counsel, is necessary under applicable law or rules of any stock exchange. The Company shall promptly (but in any event within two days) advise Merger Sub in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry. The Company will, to the extent reasonably practicable, keep Merger Sub fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

      SECTION 6.05. Directors' and Officers' Insurance and Indemnification. (a) From and after the consummation of the Merger, the parties shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the "Indemnified Party") of the Company and its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement, with the written approval of the Surviving Corporation (which approval shall not be unreasonably withheld), in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware law or the Company's Certificate of Incorporation, Bylaws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Merger, the parties shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto,

      (b) Merger Sub and the Company agree that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Party as provided in the Company's Certificate of Incorporation and By-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the DGCL; provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law, the Company's Certificate of Incorporation or By-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Surviving Corporation; and, provided further, that nothing in this Section 6.05 shall impair any rights or obligations of any present or former directors or officers of the Company.

      (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.05, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.05 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

      (d) The parties shall cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Date; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers so long as such substitution does not result in gaps or lapses in coverage; provided, further, if the existing D&O Insurance expires or is cancelled during such period, Merger Sub or the Surviving Corporation will use its best efforts to obtain substantially similar D&O Insurance;

provided, however, that if the aggregate annual premiums for such D&O Insurance (or successor insurance policy) at any time during such period exceed 200% of the per annum rate of premiums currently paid by the Company for such insurance on the date of this Agreement, then the parties will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate.

      (e) This Section 6.05 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives, and shall be binding on the Surviving Corporation and its respective successors and assigns.

      SECTION 6.06.  Further Action; Best Efforts.

      (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain (x) the Financing and (y) all licenses, permits, waivers, orders, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated hereby.

      (b) Notwithstanding the provisions of Section 6.06(a), nothing contained in this Agreement shall obligate Merger Sub to take any action to consummate the Merger and the other transactions contemplated hereby, the consummation of which is dependent or conditioned on the receipt of any governmental or regulatory approval or consent, in the event that the approval or consent so received specifically includes conditions or restrictions in addition to those imposed by laws and regulations of general applicability as in effect from time to time (including conditions in addition to those imposed by existing laws and regulations which require the prior approval of any governmental or regulatory agency to the taking of any action or the consummation of any transaction), the direct or indirect effect of which is or would be, to restrict, limit or otherwise subject to penalty Merger Sub in the ownership of its assets or the conduct of its business. For purposes of the foregoing, a condition, restriction or limitation arising out of any such approval or consent shall be deemed to be a restriction or limitation on Merger Sub (regardless of whether Merger Sub is a party to or otherwise legally obligated by such consent or approval) to the extent that the taking of an action or the consummation of a transaction by Merger Sub would result in Merger Sub, the Company or any Company Subsidiary being in breach or violation of such consent or approval or otherwise causing such consent or approval to terminate or expire.

      (c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

      SECTION 6.07. Public Announcements. Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law, regulation or any listing agreement or arrangement to which the Company or Merger Sub is a party with a national securities exchange or the Nasdaq Stock Market if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

      SECTION 6.08. Conveyance Taxes. Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

      SECTION 6.09. Employee Benefits. For the one-year period immediately following the Effective Time, the coverage and benefits provided to those individuals who are employees of the Company immediately prior to the Effective Time (the "Employees") pursuant to employee benefit plans or arrangements maintained by the Surviving Corporation shall not be, in the aggregate, materially less favorable than the coverage benefits provided to the Employees immediately prior to the Effective Time.

      SECTION 6.10. Commitment Letter Notices. Following receipt by Merger Sub or any of its affiliates of any written or oral communication to the effect that the banks that are parties to the Commitment Letter are contemplating not providing the financing for the Merger or the terminating or cancelling or modifying in any respect of the Commitment Letter, or that the financing for the Merger is unlikely to be obtained, Merger Sub shall immediately communicate such event to the Company and provide the Company with a true and complete copy of any such written communication.

      SECTION 6.11. Knowledge of Breach. If prior to the Closing Merger Sub or any member of the Management Group shall have actual knowledge of any breach of a representation and warranty or covenant of the Company, Merger Sub shall promptly notify the Company of such knowledge, including the basis of such belief set forth in reasonable detail. If an officer of Merger Sub or any member of the Management Group had actual knowledge prior to the execution of this Agreement of a breach by the Company of any representation, warranty, covenant, agreement or condition of this Agreement, such breach shall not be deemed to be a breach of this Agreement for any purpose hereunder, and neither Merger Sub nor any member of the Management Group shall have any claim or recourse against the Company or its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives with respect to such breach.


                                   ARTICLE VII

                               CLOSING CONDITIONS

      SECTION 7.01. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

      (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

      (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts (subject to Section 6.06(b)) to cause any such decree, judgment, injunction or other order to be vacated or lifted.

      (c) HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, which action shall not have been withdrawn or terminated.

      SECTION 7.02. Additional Conditions to Obligations of Merger Sub. The obligation of Merger Sub to effect the Merger is also subject to satisfaction or waiver of the following conditions:

      (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement, shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and (iii) where the failure to be true and correct would not, individually or in the aggregate with all other such failures, have a Company Material Adverse Effect.

      (b) Agreement and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

      (c) Financing. Merger Sub shall have obtained the financing (the "Financing") described in the Commitment Letter attached hereto as Annex A, and the proceeds of such Financing shall have been received by or made immediately available to Merger Sub at or immediately prior to the Closing.

      (d) Dissenting Shares. On the Closing Date, Dissenting Shares shall aggregate no more than 7.5% of the then outstanding shares of Common Stock.

      (e) Material Adverse Effect. Subsequent to the date of this Agreement, there shall not have occurred an event or events which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect, provided, however, that, for the purposes of this Section 7.01(e), the following shall be excluded from the definition of "Company Material Adverse

Effect" and from any determination as to whether a Company Material Adverse Effect has occurred or may occur with respect to the Company: the effects of changes that are applicable to (A) the United States and Canada aviation ground services business generally, (B) the United States and Canadian economy generally or (C) the United States securities markets generally.

      (f) Officer's Certificate. Merger Sub shall have received a certificate of an appropriate officer of the Company to the effect that the conditions set forth in Section 7.02(a), (b), (d) and (e) have been satisfied at the Effective Time.

      SECTION 7.03. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver of the following conditions:

      (a) Representations and Warranties. Each of the representations and warranties of Merger Sub contained in this Agreement shall, if qualified by materiality, be true and correct, and if not so qualified, be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

      (b) Agreement and Covenants. Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

      (c) Officer's Certificate. The Company shall have received a certificate of an appropriate officer of Merger Sub to the effect that the conditions set forth in Section 7.03(a) and (b) have been satisfied at the Effective Time.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

      (a) by mutual consent of the Company (acting through the Special Committee) and Merger Sub;

      (b) by Merger Sub upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement which has not been cured, or if any representation or warranty of the Company shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured prior to April 30, 1999;

      (c) by the Company upon a material breach of any covenant or agreement on the part of Merger Sub set forth in this Agreement which has not been cured, or if any representation or warranty of the Company or Merger Sub shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured prior to April 30, 1999;

      (d) by either Merger Sub or the Company, if any permanent injunction, order, decree, ruling or other action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

      (e) by either Merger Sub or the Company, if the Merger shall not have been consummated before April 30, 1999 (provided that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

      (f) by Merger Sub if: (i) the Board of Directors of the Company (acting through the Special Committee) shall withdraw, modify or change its recommendation so that it is not in favor of this Agreement or the Merger or shall have resolved to do any of the foregoing; (ii) the Board of Directors of the Company (acting through the Special Committee) shall have recommended or resolved to recommend to its stockholders an Acquisition Proposal; or (iii) the stockholder approval required pursuant to Section 7.01(a) shall not have been obtained by April 30, 1999;

      (g) by the Company (acting through the Special Committee) as provided in
Section 6.04; and

      (h) by the Company (acting through the Special Committee) if it has received a notice from Merger Sub that the Commitment Letter has been terminated or cancelled.

      The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

      SECTION 8.02. Effect of Termination. Except as provided in Section 8.05 or
Section 9.01(b), in the event of the termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of any party hereto, or any of their respective officers or directors, to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      SECTION 8.03. Amendment. Before or after adoption of this Agreement by the stockholders of the Company, this Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that (a) any such amendment shall, on behalf of the Company, have been approved by the Special Committee and (b) after adoption of this Agreement by the stockholders of the Company, no amendment which under applicable law may not be made without the approval of the stockholders of the Company may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 8.04. Waiver. At any time prior to the Effective Time, either the Company (acting through the Special Committee), on the one hand, or Merger Sub, on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and, with respect to extensions or waivers granted by the Company, if the Special Committee shall have approved such waiver or extension.

      SECTION 8.05. Fees, Expenses and Other Payments. (a) Subject to paragraph
(b) of this Section 8.05, all costs and expenses (including any expenses related to any claims or litigation in connection with the transactions contemplated by this Agreement, or any settlement thereof), including, without limitation, fees and disbursements of counsel, financial advisors and accountants and other out-of-pocket expenses, incurred or to be incurred by the parties hereto in connection with the transactions contemplated hereby (with respect to such party, its "Expenses"), shall be borne solely and entirely by the party which has incurred such costs and expenses; provided, however, that all costs and expenses related to printing and mailing the Proxy Statement shall be borne by the Company.

      (b) The Company agrees that it will, promptly following receipt of reasonable supporting documentation, pay to Merger Sub the reasonable Expenses incurred by Merger Sub in connection with the transactions contemplated by this Agreement, including any fees or expenses payable pursuant to the Commitment Letter upon such termination, (x) up to a maximum reimbursement amount of $1,750,000, if this Agreement shall be terminated by Merger Sub pursuant to clause (i) and (ii) of Section 8.01(f) hereof or if this Agreement is terminated by the Company pursuant to Section 8.01(g) hereof and (y) up to a maximum reimbursement amount of $875,000, if this Agreement shall be terminated by Merger Sub pursuant to clause (iii) of Section 8.01(f) hereof.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      SECTION 9.01. Effectiveness of Representations, Warranties and Agreements.
(a) Except as set forth in Section 9.01(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

      (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I, II and IX and Section 6.05 shall survive the Effective Time and those set forth in the last sentence of Section 6.01 and Sections 8.02 and 8.05 and Article IX shall survive termination.

      SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:


      (a)   If to Merger Sub:

            c/o Jay B. Langner
            River Acquisition Corp.
            111 Great Neck Road
            P.O. Box 355
            Great Neck, NY  11022
            Telecopier No.:  (516) 773-0343

            with a copy to:

            Weil, Gotshal & Manges LLP
            767 Fifth Avenue
            New York, NY 10153
            Attention:  Simeon Gold, Esq.
            Telecopier No.:  (212) 310-8007

      (b) If to the Company:

            Hudson General Corporation
            111 Great Neck Road
            P.O. Box 355
            Great Neck, NY 11022
            Attention:  Chief Executive Officer
            Telecopier No.:  (516) 773-0343

            with separate copies to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            919 Third Avenue
            New York, New York  10022
            Attention:  Daniel E. Stoller, Esq.
            Telecopier No.:  (212) 735-2000

      SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

      (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

      (b) "business day" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the SEC or The American Stock Exchange, Inc. is closed;

      (c) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or polices of a person or entity, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

      (d) "Management Group" means those persons listed on Schedule 9.03(d).

      (e) "person" means any person or any corporation, partnership, limited liability company or other legal entity.

      (f) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization.

      SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.05. Severability. If any term or other provision of this Agree ment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 9.06. Entire Agreement. This Agreement, together with the Confidentiality Agreement and the other documents delivered in connection herewith, constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings including, without limitation, the letter agreement dated July 9, 1998 relating to reimbursement of expenses, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

      SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment shall be null and void, provided that Merger Sub may assign its rights, but not its obligations, under this Agreement to any of its subsidiaries.

      SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Section 6.05, which provisions are intended to benefit and may be enforced by the beneficiaries thereof), is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      SECTION 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

      SECTION 9.10. Submission to Jurisdiction; Waivers. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Court of Chancery, or other courts, of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the courts for any reason other than the failure to serve process in accordance with this
Section 9.10, (c) that it, or its property, is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

      SECTION 9.11. Enforcement of this Agreement. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      (b) The parties hereto acknowledge and agree that no director, officer, employee, stockholder, affiliate or representative of Merger Sub shall have any liability whatsoever for any obligation or liability of Merger Sub.

      SECTION 9.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

       IN WITNESS WHEREOF, the Company and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                           COMPANY:
                           HUDSON GENERAL CORPORATION

                           By: /s/ Michael Rubin
                               ---------------------------------------
                               Name: Michael Rubin
                               Title: President



                           MERGER SUB:
                           RIVER ACQUISITION CORP.

                           By: /s/ Jay B. Langner
                               ---------------------------------------
                               Name: Jay B. Langner
                               Title: Chairman